Exhibit 99.01
For more information, please contact:
Jennifer Jordan
Investors and Shareholders
Cadence Design Systems, Inc.
408-944-7100
Adolph Hunter
Media and Industry Analysts
Cadence Design Systems, Inc.
408-914-6016
Cadence Appoints Lip-Bu Tan President and Chief Executive Officer
SAN JOSE, Calif., Jan. 8, 2009 – Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that its Board of Directors has unanimously appointed Lip-Bu Tan as president and chief executive officer, effective immediately. Tan, who had been serving as interim vice chairman of the Board of Directors of Cadence® and member of the Interim Office of the Chief Executive, will remain a member of the Board.
“Over the past several months, our board has conducted an extensive search for a CEO candidate with the expertise and ability to effectively navigate the challenges facing Cadence and the industry and to capitalize on the opportunities in the market we serve,” said Dr. John Shoven, chairman of the Board of Directors. “On behalf of our Board of Directors, I am pleased to announce Lip-Bu as Cadence’s president and CEO. While leading Cadence over the past few months, Lip-Bu has been instrumental in refining the company’s strategy, optimizing its R&D structure, implementing audit committee recommendations resulting from its investigation of accounting issues, monitoring the completion of the financial restatement, and executing on a significant restructuring plan. We are fortunate to have someone of Lip-Bu’s caliber who possesses the vision and experience to lead Cadence at this critical time.”
“Having served as a member of Cadence’s Board of Directors for almost five years and as a member of the interim leadership team since October, I know firsthand the challenges we face and the opportunities that lie ahead,” Tan said. “Cadence is widely recognized for its product leadership, innovation and robust technology portfolio. I am confident that Cadence is solidly positioned to execute on its business strategy to help customers succeed, while improving efficiency and productivity, and investing in areas that enhance our competitive position. I am honored to lead Cadence as president and CEO and look forward to continuing to work closely with the board and our talented and dedicated employees around the globe to deliver compelling products and solutions to our customers and build value for our shareholders.”
“On behalf of the Board of Directors and management team, I would like to thank the other members of our Interim Office of the Chief Executive, Kevin Palatnik and Charlie Huang, as well as each of our world class employees, for their dedication to Cadence during this transition,” added Shoven. “Thanks to their collective hard work, Cadence has a solid foundation in place and is poised for strong performance in the future.”
In connection with Tan’s appointment, Cadence announced today that the Interim Office of the Chief Executive has been dissolved. The members of the Interim Office of the Chief Executive will resume their positions with the company: Shoven will continue to serve as chairman of the Board of Directors; Huang will serve as senior vice president and chief strategy officer; and Palatnik will continue to serve as senior vice president and chief financial officer.

About Lip-Bu Tan
Lip-Bu Tan, 49, has been a member of Cadence’s Board of Directors since 2004, and serves as a member of the Finance and Technology Committees of the Board. He continues to serve as chairman of Walden International, a venture capital firm he founded in 1987. Tan received an M.S. in nuclear engineering from the Massachusetts Institute of Technology, an MBA from the University of San Francisco, and a B.S. from Nanyang University in Singapore.
About Cadence
Cadence enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.
Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
The statements contained above by Dr. John B. Shoven and Lip-Bu Tan include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: (i) Cadence’s ability to compete successfully in the electronic design automation product and the commercial electronic design and methodology services industries; (ii) Cadence’s ability to successfully complete and realize the expected benefits of the previously announced restructuring without significant unexpected costs or delays; (iii) change in customer demands, including the possibility that the announcement of our restructuring and management changes could result in delays in customers’ purchases of products and services; (iv) economic and industry conditions in regions in which Cadence does business; (v) fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; (vi) the effects of the announcement of the restructuring and management changes on Cadence’s business, including its strategic and customer relationships, ability to retain key employees and stock prices; and (vii) the effects of any litigation and other proceedings to which we are or may become a party.
For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended December 29, 2007 and the risk factors section of Cadence’s Quarterly Report on Form 10-Q for the period ended September 27, 2008.
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